Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF BEN

The following discussion and analysis of BEN’s financial condition and results of operations should be read in conjunction with BEN’s audited financial statements and the notes related thereto which are included elsewhere in this Current Report on Form 8-K. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “BEN” refer to Brand Engagement Network Inc. prior to the consummation of the Business Combination. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. BEN’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” in this Current Report on Form 8-K.

Overview

We are an emerging provider of conversational AI assistants, with the purpose of transforming engagement and analytics for businesses through our security-focused, multimodal communication and human-like AI assistants. Our AI assistants are built on proprietary natural language processing, anomaly detection, multisensory awareness, sentiment and environmental analysis, as well as real-time individuation and personalization capabilities. We believe these powerful tools will empower businesses to elevate customer experiences, optimize cost management and supercharge operational efficiency. Our platform is designed to configure, train and operate AI assistants that engage with professionals and consumers through multiple channels, boosting customer experience and providing instant personalized assistance for consumers in the automotive and healthcare markets.

A brief history of the recent developments of our business is as follows:

●	In November 2022, the Company determined that the AI industry had a higher likelihood, as compared to blockchain and other forms of data management, of long-term potential due to the rapidly evolving consumer demand for AI solutions.

●	In the fourth quarter of 2022, the Company’s management team, in consultation with its advisors, developed an internal strategy to execute on AI. Significant changes were made to the business, including abandoning a primary strategy involving blockchain, and completing an overhaul of the platform, a shift from business-to-consumer to business-to-business-to-consumer, and the development of a new business model and use cases.

●	In February 2023, DHC and the Company entered into a non-disclosure agreement.

●	As the Company continued to look at acquisitions to further its strategy of consumer data management through AI, the Company identified an opportunity to acquire DM Lab (as defined below). In March 2023, the Company provided a non-binding term sheet to DM Lab.

●	In April of 2023, the Company’s management team traveled to Korea to visit DM Lab. Because the Company believed DM Lab to be in distress, the Company believed DM Lab to be an attractive target for an acquisition given its technology, intellectual property and its existing collaboration with Korea University. As the Company performed diligence on DM Lab and the AI market, the Company determined that the acquisition was in the best interest of its shareholders, and that when matched with the Company’s management team, DM Lab’s technology would yield significant or near to mid-term growth and provide scale to the Company’s business.

●	In April 2023, the Company retained the services of, on a consulting basis, its Chief Executive Officer to provide consulting and professional services relating to the Company’s product development.

●	In April 2023, the Company undertook a convertible note offering with accredited investors with a conversion price of $1.00 per share.

●	In May 2023, the Company entered into an asset purchase agreement to purchase DM Lab.

The Company still holds significant intellectual property in the form of a patent portfolio that the Company believes will be a cornerstone of its artificial intelligence solutions for certain industries that it expects to target, including the automotive, healthcare, and financial services industries.

Recent Events

Interim Financings

On September 29, 2023, AFG purchased 456,621 shares of BEN Common Stock for $2.19 per share for an aggregate purchase price of approximately $1.0 million (the “AFG Interim Financing”) and, in accordance with the terms thereof, AFG’s obligation to purchase shares of BEN Common Stock immediately prior to the Effective Time under the Subscription Agreement has been reduced by $1,000,000. On October 15, 2023, Genuine Lifetime LLC, a Wyoming limited liability company, purchased 1,826,484 shares of BEN common stock $2.19 per share for an aggregate purchase price of approximately $4.0 million (the “GL Interim Financing” and together with the AFG Interim Financing, the “Interim Financings”). BEN expects to use the proceeds of the Interim Financings for working capital and expenses related to the Business Combination.

Business Combination with DHC

On September 7, 2023, DHC, Merger Sub, and BEN, entered into a business combination agreement and plan of reorganization, pursuant to which Merger Sub will merge with and into BEN, with BEN surviving the merger as a direct wholly owned subsidiary of DHC. Following the merger, DHC will change its name to “Brand Engagement Network Inc.” More information regarding the Business Combination and the terms of the Business Combination Agreement are discussed throughout this Current Report on Form 8-K. The Business Combination closed on March 14, 2024

The Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, BEN has been deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of a capital transaction in which BEN issued stock for the net assets of DHC. The net assets of DHC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Business Combination would be those of BEN.

AFG Agreements

In connection with the Business Combination, (i) on August 19, 2023, we entered into an exclusive reseller agreement with AFG (the “Reseller Agreement”), providing for, among other things, AFG to act as our exclusive reseller of certain products on terms and conditions set forth therein and, as partial consideration to AFG for such services to us, we shall issue a number of shares of our common stock to AFG as of immediately prior to closing of the Business Combination with an aggregate value of $17,500,000 as of the issuance date (such shares, to the extent issued in accordance with the Reseller Agreement and outstanding immediately prior to the time at which the Business Combination becomes effective (the “Effective Time”), the “AFG Reseller Shares”), and (ii) on September 7, 2023, we and the investors listed therein (the “AFG Investors”) have entered into a subscription agreement (the “Subscription Agreement”) providing for, among other things, the purchase of shares of our common stock in a private placement by the AFG Investors as of immediately prior to the Effective Time in exchange for $6,500,000 in cash contributed to us (such shares, to the extent issued in accordance with the Subscription Agreement after giving effect to the AFG Interim Financing and outstanding as of immediately prior to the Effective Time, the “AFG Subscription Shares,” and together with the AFG Reseller Shares, the “AFG Shares”), in each case, subject to and contingent upon the consummation of the Business Combination. As a result of the AFG Interim Financing, AFG’s obligation to purchase $6,500,000 of shares of common stock has been reduced by $1,000,000.

Acquisition of DM Labs

In May 2023, BEN entered into an asset purchase agreement with DM Lab Co., LTD. (“DM Lab”) pursuant to which BEN acquired the AI intellectual property of DM Lab and assumed certain liabilities (the “DM Lab Acquisition”). The transaction closed in June 2023 and was accounted for as an asset acquisition.

Key Factors and Trends Affecting our Business

Productions and Operations

BEN expects to continue to incur significant operating costs that will impact its future profitability, including research and development expenses as it introduces new products and improves existing offerings; capital expenditures for the expansion of its development and sales capacities and driving brand awareness; additional operating costs and expenses for production ramp-up; general and administrative expenses as it scales its operations; interest expense from debt financing activities; and selling and distribution expenses as it builds its brand and markets its products. To date, BEN has not yet sold any of its products beyond their pilot stage. As a result, BEN will require substantial additional capital to develop products and fund operations for the foreseeable future.

Revenues

BEN is a development stage company and has not generated any significant revenue to date.

Public Company Costs

Upon consummation of the Business Combination, our common stock will be registered with the SEC and listed on the Nasdaq. BEN expects to hire additional staff and implement new processes and procedures to address public company requirements in anticipation of and following the completion of the Business Combination, particularly with respect to internal controls compliance and public company reporting obligations. BEN also expects to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director compensation and fees, listing fees, SEC registration fees, and additional costs for investor relations, accounting, audit, legal and other functions.

If on June 30, 2024, the market cap of shares held by non-affiliates exceed $700 million, the Company will become subject to the provisions and requirements under Section 404(b) of the Sarbanes-Oxley Act, which will require the Company to undergo audits of its internal controls over financial reporting as part of its yearly financial statement audits, resulting in a significant increase in consultant and audit costs over previous levels going forward.

Components of Results of Operations

Operating expenses

General and administrative expenses

General and administrative expenses consist of employee-related expenses including salaries, benefits, and stock-based compensation as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expense. BEN expects to incur significant expenses as a result of becoming a public company following completion of the Business Combination, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

Depreciation and amortization

Depreciation expense relates to property and equipment which consists of equipment and furniture. Amortization expense relates to intangible assets.

Research and development cost

Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, salary and wages and consulting fees for technical expertise, prototyping, testing and integration.

Interest expense

Interest expense consists of interest on our related party note payable and short-term debt.

Interest income

Interest income consists of interest earned on our excess cash.

Other expenses

Other expenses primarily consists of foreign currency gains or losses as a result of exchange rate fluctuations on transactions denominated in Korean won.

Gain on debt extinguishment

Gain on debt extinguishment is related to settlement of accounts payable through the issuance of common stock.

Results of Operations

Comparison of the Years Ended December 31, 2023 and 2022

	Year Ended December 31,		Increase
	2023	2022	(Decrease)
Revenues	$35,210	$15,642	$19,568
Cost of revenues	-	-	-
Gross profit	35,210	15,642
Operating expenses
General and administrative	10,841,024	1,026,549	9,814,475
Depreciation and amortization	637,990	76,928	561,062
Research and development	236,710	136,404	100,306
Total expenses	11,715,724	1,239,881	10,475,843
Loss from operations	(11,680,514)	(1,224,239)	(10,456,275)
Other (expenses) income
Interest expense	(56,515)	-	(56,515)
Interest income	15,520	-	15,520
Other	(9,757)	(362)	(9,395)
Gain on debt extinguishment	-	548,563	(548,563)
Net other (expenses) income	(50,752)	548,201	(598,953)
Net loss	$(11,731,266)	$(676,038)	(11,055,228)

Revenues

During the year ended December 31, 2023, we earned $0.04 million in revenue through proof of concept and revenue sharing. Revenues for the year ended December 31, 2022, were attributable to BEN’s beta testing of its mobile advertising platform in a regional market, which have since discontinued.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2023 were approximately $10.8 million, an increase of approximately $9.8 million, compared to the prior year. The increase was primarily due to a $4.8 million increase in stock-based compensation due to the issuance of options to our chief executive officer as part of his employment package, and issuance of compensatory warrants to our advisors, a $2.2 million increase in payroll and employee benefits, a $1.7 million increase in professional fees, a $1.0 million increase in travel and marketing, and a $0.1 million increase in license fees all related to the expansion of our operations. We have only recently begun to raise proceeds through the offering of our common shares and convertible notes to investors and therefore expect, in the near term at a minimum, to continue to utilize the issuance of equity based instruments as compensation to reduce our cash outlays. In addition, we expect our professional fees to increase in future periods, especially upon successful completion of the merger.

Depreciation and amortization expenses

Depreciation and amortization expenses for the year ended December 31, 2023 were approximately $0.6 million, an increase of approximately $0.6 million, compared to the prior year, primarily due to a $0.54 million increase in depreciation expense associated with the property and equipment acquired from DM Lab.

Research and development expenses

Research and development expenses for the year ended December 31, 2023 were approximately $0.2 million, an increase of approximately $0.1 million, compared to the prior year. The increase in research and development expenses was primarily due to an increase in BEN’s stock-based compensation and payments made to Korea University pursuant to the research and development sponsorship agreement.

Interest expense

Interest expense for the year ended December 31, 2023 was approximately $0.06 million associated with our related party note payable and short-term debt.

Interest income

Interest income for the year ended December 31, 2023 was approximately $0.02 million associated with our excess cash.

Other expenses

Other expenses for the year ended December 31, 2023 were approximately $0.01 million associated with foreign currency losses as a result of exchange rate fluctuations on transactions denominated in Korean won.

Gain on debt extinguishment

There was no debt extinguishment during the year ended December 31, 2023. During the year ended December 31, 2022, BEN satisfied a portion of its outstanding accounts payable through the issuance of 2,431,000 shares common stock. As a result, BEN recorded a gain on extinguishment of approximately $0.6 million.

Liquidity and Capital Resources

Capital Resources and Available Liquidity

As of December 31, 2023, BEN’s principal source of liquidity was cash of approximately $1.7 million. BEN has financed its operations to date with proceeds from the sale of common stock, warrant exercises and debt issuances to related and non-related parties. As described in Footnote A of BEN’s audited consolidated financial statements, BEN has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of approximately $13.3 million at December 31, 2023. BEN expects losses and negative cash flows to continue for the foreseeable future, primarily as a result of increased general and administrative expenses, continued product research and development and marketing efforts. Management anticipates that significant additional expenditures will be necessary to develop and expand our business, including through stock and asset acquisitions, before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. Current available funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business, including through the Business Combination or through business development activities. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing. Our history of losses, our negative cash flow from operations, our limited cash resources on hand and our dependence on our ability to obtain additional financing to fund our operations after the current cash resources are exhausted raises substantial doubt about our ability to continue as a going concern. Our management concluded that our recurring losses from operations and the fact that we have not generated significant revenue or positive cash flows from operations raise substantial doubt about our ability to continue as a going concern for the next 12 months after issuance of our financial statements. Our auditors also included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2023 with respect to this uncertainty.

In March 2024, concurrent with the Business Combination, we received $5.5 million from AFG pursuant to the Subscription Agreement. In connection with the Business Combination, we did not receive cash due to the remaining cash from DHC being used to pay transaction costs.

Material Cash Requirements

Our material cash requirements include the following potential and expected obligations:

Bank Loans

As of December 31, 2023, the Company has four loans outstanding, all of which were assumed in the DM Lab Acquisition, totaling approximately $0.9 million. The loans carry varying interest rates ranging from 4.667% to 6.69% and have varying maturity dates ranging from January to September 2024. The loans do not have optional or mandatory redemption or conversion features. In February 2024, we obtained a waiver to extend the due dates of $0.7 million of our outstanding bank loans to January 2025.

Related-Party Promissory Note

In June 2023, the Company entered into a promissory note agreement with a related party for $0.6 million. The note bears interest at 7% per annum and matures on June 25, 2025. As of December 31, 2023, the promissory note had a balance of $0.5 million.

Research and Development Sponsorship

BEN is party to a research and development sponsorship agreement with Korea University. Pursuant to the sponsorship agreement, BEN has agreed to pay 275 million Korean won to Korea University during the period from April 1, 2023 through December 31, 2023. During the year ended December 31, 2023, BEN paid approximately $0.2 million in connection with the sponsorship agreement and owes a remaining 40 million Korean won (approximately $0.03 million). In November 2023, BEN entered into an additional research and development sponsorship agreement with Korea University. Pursuant to the sponsorship agreement, BEN has agreed to pay 21.6 million Korean won to Korea University during the period from November 1, 2023 through March 10, 2024. As of December 31, 2023, BEN paid approximately $0.005 million in connection with the sponsorship agreement and owes a remaining 15.7 million Korean won (approximately $0.012 million). In December 2023, we entered into a Research and Development Agreement with Korea University for total consideration of up to 528 million Korean won (approximately $0.4 million) from January 2024 through December 2024. We can terminate the agreement upon written notice to Korea University for a period of at least one month.

We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

Cash Flows

The following table summarizes BEN’s cash flows for the periods presented:

	Year Ended December 31,
	2023	2022
Cash used in operating activities	$(5,054,749)	$(85,413)
Cash used in investing activities	(1,139,035)	-
Cash provided by financing activities	7,876,787	87,423
Net increase in cash and cash equivalents	$1,683,003	$2,010

Operating activities

Cash used in operating activities was approximately $5.1 million during the year ended December 31, 2023, primarily due to BEN’s net loss of approximately $11.7 million. The net loss included non-cash charges of approximately $5.5 million, which primarily consisted of approximately $4.9 million in equity-based compensation expense and approximately $0.6 million of depreciation and amortization expense. The net cash inflow of approximately $1.1 million from changes in BEN’s operating assets and liabilities was primarily due to an increase in accrued expenses of approximately $1.3 million due to an increase in legal and professional fees and an increase in accounts payable of approximately $0.1 million, partially offset by an increase in prepaid expenses and other current assets of approximately $0.2 million.

Cash used in operating activities was approximately $0.1 million during the year ended December 31, 2022, primarily due to BEN’s net loss of approximately $0.7 million. The net loss included non-cash gains of approximately $0.4 million, which consisted of approximately $0.5 million gain on debt extinguishment, offset by approximately $0.1 million depreciation and amortization expense and approximately $0.1 million in equity-based compensation expense. The net cash inflow of approximately $0.9 million from changes in BEN’s operating assets and liabilities was primarily due to an increase in accounts payable of approximately $1.0 million due to the timing of payment of trade payables.

Investing activities

Cash used in investing activities during the year ended December 31, 2023 was approximately $1.1 million, which consisted primarily of capitalized internal-use software costs, purchase of patents, and net assets acquired from DM Lab. There were no such activities during the year ended December 31, 2022.

Financing activities

Cash provided financing activities during the year ended December 31, 2023 was approximately $7.9 million which consisted of proceeds received from the issuance of convertible notes, the sale of common stock, related party note, proceeds received from related party advance repayments and exercise of options and warrants, partially offset by payment of deferred financing costs and advances to related parties.

Cash provided by financing activities during the year ended December 31, 2022 was due to $0.1 million in proceeds received from the exercise of warrants, proceeds received from related party advance repayments, partially offset by advances to related parties.

Critical Accounting Policies

BEN’s consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of BEN’s consolidated financial statements requires it to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. BEN bases its estimates on historical experience, known trends and events and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. BEN evaluates its estimates and assumptions on an ongoing basis. BEN’s actual results may differ from these estimates under different assumptions and conditions.

Revenues

BEN accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. The core principle of ASC 606 is to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration BEN expects to be entitled to in exchange for those goods or services. This principle is achieved by applying the following five-step approach; (1) identification of the contract, or contracts, with a customer, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, (5) recognition of revenue when, or as, performance obligations are satisfied.

Research and development expenses

Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, consulting fees for technical expertise, prototyping, and testing.

Stock-based compensation

Stock-based awards generally vest subject to the satisfaction of service requirements, or the satisfaction of both service requirements and achievement of certain performance conditions or market and service conditions. For stock-based awards that vest subject to the satisfaction of service requirements or market and service conditions, stock-based compensation is measured based on the fair value of the award on the date of grant and is recognized as stock-based compensation on a straight-line basis over the requisite service period. For stock-based awards that have a performance component, stock-based compensation is measured based on the fair value on the grant date and is recognized over the requisite service period as achievement of the performance objective becomes probable.

BEN estimates the fair value of its stock option and warrant awards on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of judgments and assumptions, including fair value of BEN’s common stock, the option’s expected term, the expected price volatility of the underlying stock, risk free interest rates and the expected dividend yield.

The fair value of BEN’s restricted stock awards is estimated on the date of grant based on the fair value of BEN’s common stock.

Impairment of Definite Lived Intangible Assets

BEN reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flows, before interest, BEN will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. If impairment is recognized, the reduced carrying amount of the asset will be accounted for as its new cost. Generally, fair values are estimated using discounted cash flow, replacement cost or market comparison analyses. The process of evaluating for impairment requires estimates as to future events and conditions, which are subject to varying market and economic factors. Therefore, it is reasonably possible that a change in estimate resulting from judgments as to future events could occur which would affect the recorded amounts of the asset.

In-Process Research and Development

The fair value of in-process research and development (“IPR&D”) acquired in an asset acquisition, that has been determined to have alternative future uses in accordance with ASC 350 Intangibles—Goodwill and Other, is capitalized as an indefinite-lived intangible asset until the completion of the related research and development activities in accordance with ASC 350 or the determination that impairment is necessary. If the related research and development is completed, the asset is reclassified as a definite-lived asset at the time of completion and is amortized over its estimated useful life as research and development costs in accordance with ASC 730-10-25-2(c) and ASC 350.

Indefinite-lived IPR&D is not subject to amortization but is tested annually for impairment or more frequently if there are indicators of impairment. BEN also evaluates the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, the asset shall be tested for impairment in accordance with paragraphs 350-30-35-18 through 35-19. That intangible asset shall then be amortized prospectively over its estimated remaining useful life and accounted for in the same manner as other intangible assets that are subject to amortization.

BEN tests its indefinite-lived IPR&D annually for impairment during the fourth quarter. In testing indefinite-lived IPR&D for impairment, BEN has the option to first assess qualitative factors to determine whether the existence of events or circumstances would indicate that it is more likely than not that its fair value is less than its carrying amount, or BEN can perform a quantitative impairment analysis to determine the fair value of the indefinite-lived IPR&D without performing a qualitative assessment. Qualitative factors that BEN considers include significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If BEN chooses to first assess qualitative factors and BEN determines that it is more likely than not that the fair value of the indefinite-lived IPR&D is less than its carrying amount, BEN would then determine the fair value of the indefinite-lived IPR&D. Under either approach, if the fair value of the indefinite-lived IPR&D is less than its carrying amount, an impairment charge is recognized in the consolidated statements of operations.

Recent Accounting Pronouncements

See Note B to BEN’s consolidated financial statements for a description of recent accounting pronouncements applicable to its consolidated financial statements.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes-Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon this Registration Statement becoming effective and we then become a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Every year subsequently, on the last day of its second fiscal quarter, the Company will determine its market cap held by non-affiliate holders. Should its market cap exceed $700 million, it will become subject to the provisions and requirements under Section 404(b) of the Sarbanes-Oxley Act, which will require the Company to undergo audits of its internal controls over financial reporting as part of its yearly financial statement audits.

Emerging Growth Company Status

BEN expects to be an “emerging growth company,” as defined in the JOBS Act, following completion of the Business Combination. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

BEN expects to elect to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, BEN’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and pursuant to Item 305 of Regulation S-K, BEN is not required to disclose information under this section.